The information in this pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated July 15, 2014.

Preliminary Pricing Supplement No. T378 To Product Supplement No. T-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 July 15, 2014
Financial Products
$
Absolute Return Barrier Securities due January 20, 2017 Linked to the Performance of the Vanguard REIT ETF
General
•
The securities are designed for investors who seek a leveraged return at maturity linked to the performance of the Vanguard REIT ETF. Investors should be willing to forgo interest and dividend payments and, if the Final Level is less than the Initial Level and a Knock-In Event has occurred, be willing to lose some or all of their investment. If the Final Level is less than the Initial Level and a Knock-In Event has not occurred, at maturity, investors will be entitled to receive the principal amount of their securities multiplied by the sum of one plus the product of (a) the Downside Participation Rate and (b) the absolute value of the depreciation percentage of the Underlying from the Initial Level to the Final Level. If the Final Level is equal to or greater than the Initial Level, at maturity investors will be entitled to receive the principal amount of their securities and will have the opportunity to participate in the appreciation of the Underlying on a leveraged basis. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through one of its branches, maturing January 20, 2017.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The securities are expected to price on or about July 16, 2014 (the “Trade Date”) and are expected to settle on or about July 18, 2014 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:*	Credit Suisse AG (“Credit Suisse”), acting through one of its branches
Underlying:	The Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
	Underlying	Ticker	Initial Level**	Knock-In Level
	Vanguard REIT ETF	VNQ UP <Equity>
Redemption Amount:	At maturity, you will be entitled to receive a Redemption Amount that will depend on the performance of the Underlying and whether a Knock-In Event has occurred, determined as follows:
•
If the Final Level is equal to or greater than the Initial Level, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the product of (a) the Upside Participation Rate and (b) the Underlying Return.

	•	If the Final Level is less than the Initial Level, and:
•
if a Knock-In Event has not occurred, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the product of (a) the Downside Participation Rate and (b) the absolute value of the Underlying Return. In this case, the maximum Redemption Amount is expected to be $1,129.99 (to be determined on the Trade Date) for every $1,000 principal amount of the securities.

•
if a Knock-In Event has occurred, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return. In this case, the Redemption Amount will be less than the principal amount of your securities, and may be zero. You could lose your entire investment.

Any payment on the securities is subject to our ability to pay our obligations as they become due.
Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$
(1) Certain fiduciary accounts may pay a purchase price of at least $997.50 per $1,000 principal amount of securities, and CSSU will forgo any fees with respect to such sales.
(2) We or one of our affiliates may pay varying discounts and commissions of up to $2.50 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $960.00 and $990.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)).  This range of estimated values reflects terms that are not yet fixed.  A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
Credit Suisse
July , 2014	(continued on next page)

(continued from previous page)

Underlying Return:	The Underlying Return is expressed as a percentage and is calculated as follows:
Final Level – Initial Level Initial Level
Upside Participation Rate:	Expected to be 125% (to be determined on the Trade Date)
Downside Participation Rate:	Expected to be 50% (to be determined on the Trade Date)
Knock-In Event:	A Knock-In Event will occur if the Final Level is equal to or less than the Knock-In Level.
Knock-In Level:	The Knock-In Level will be approximately 74% of the Initial Level (to be determined on the Trade Date).
Initial Level:**	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date:†	January 17, 2017
Maturity Date:†	January 20, 2017
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22547QQP4
* Credit Suisse may act through its Nassau Branch or its London Branch.
** In the event that the closing level for the Underlying is not available on the Trade Date, the Initial Level will be determined on the immediately following trading day on which a closing level is available.
† The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. T-I dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001509/dp29508_424b2-ti.htm

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and examples below illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a hypothetical range of performance of the Underlying. The table and examples below assume that (i) the Knock-In Level is 74% of the Initial Level, (ii) the Upside Participation Rate is 125%  and (iii) the Downside Participation Rate is 50%. The actual Knock-In Level, Upside Participation Rate and Downside Participation Rate will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are provided for illustration purposes only. The actual Redemption Amount applicable to a purchase of the securities will depend on whether the Final Level is equal to or less than the Knock-In Level and on the Final Level. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the Final Level will have decreased in comparison to the Initial Level. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Level to the Final Level	Return on the Securities	Redemption Amount
100.00%	125.00%	$2,250.00
90.00%	112.50%	$2,125.00
80.00%	100.00%	$2,000.00
70.00%	87.50%	$1,875.00
60.00%	75.00%	$1,750.00
50.00%	62.50%	$1,625.00
40.00%	50.00%	$1,500.00
30.00%	37.50%	$1,375.00
20.00%	25.00%	$1,250.00
10.00%	12.50%	$1,125.00
0.00%	0.00%	$1,000.00
−10.00%	5.00%	$1,050.00
−20.00%	10.00%	$1,100.00
−25.99%	12.99%	$1,129.99
−26.00%	−26.00%	$740.00
−30.00%	−30.00%	$700.00
−40.00%	−40.00%	$600.00
−50.00%	−50.00%	$500.00
−60.00%	−60.00%	$400.00
−70.00%	−70.00%	$300.00
−80.00%	−80.00%	$200.00
−90.00%	−90.00%	$100.00
−100.00%	−100.00%	$0.00

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The Final Level increases by 10% from the Initial Level.

Since the Final Level is greater than the Initial Level, the Underlying Return and the Redemption Amount are determined as follows:

Underlying Return	=	Final Level ― Initial Level
		Initial Level
	=	10%
Redemption Amount	=	$1,000 × [1 + (Upside Participation Rate × Underlying Return)]
	=	$1,000 × [1 + (125% × 10%)]
	=	$1,000 × (1 + 0.125)
	=	$1,125

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,125 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Underlying.

Example 2: The Final Level decreases by 10% from the Initial Level.

Since the Final Level is not equal to or less than the Knock-In Level, a Knock-In Event has not occurred. In addition, the Final Level is less than the Initial Level.

Therefore, the Underlying Return and the Redemption Amount are determined as follows:

Underlying Return	=	Final Level ― Initial Level
Initial Level
	=	−10%
Redemption Amount	=	$1,000 × [1 + (Downside Participation Rate ×│Underlying Return│)]
	=	$1,000 × [1 + (50% × │−10%│)]
	=	$1,000 × (1 + │−0.5│)
	=	$1,050

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,050 per $1,000 principal amount of securities, which is equal to the principal amount of the securities multiplied by the sum of 1 plus the product of (a) the Downside Participation Rate and (b) the absolute value of the percentage change of the Underlying from the Initial Level to the Final Level.

Example 3: The Final Level decreases by 60% from the Initial Level.

Since the Final Level is equal to or less than the Knock-In Level, a Knock-In Event has occurred.

Therefore, the Underlying Return and the Redemption Amount are determined as follows:

Underlying Return	=	Final Level ― Initial Level
Initial Level
	=	−60%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × (1 – 0.60)
	=	$400

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $400 per $1,000 principal amount of securities based on the percentage change of the Underlying from the Initial Level to the Final Level and you will be exposed to the depreciation in the level of the Underlying from the Initial Level to the Final Level.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive less at maturity than you originally invested in the securities, or you may receive nothing. If the Final Level is equal to or less than the Knock-In Level, you will be fully exposed to any depreciation in the Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the Final Level will have decreased in comparison to the Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities, including the Redemption Amount, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•
THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount is based on the performance of the Underlying. Because the Redemption Amount may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•
IF THE FINAL LEVEL IS LESS THAN THE INITIAL LEVEL AND A KNOCK-IN EVENT HAS NOT OCCURRED, THE REDEMPTION AMOUNT WILL BE SUBJECT TO AN EMBEDDED CAP — If the Final Level is less than the Initial Level and a Knock-In Event has not occurred, the Redemption Amount payable at maturity will equal the principal amount of the securities you hold multiplied by the sum of one plus the product of (a) the Downside Participation Rate and (b) the absolute value of the Underlying Return. However, because a Knock-In Event will occur if the Final Level is equal to or less than the Knock-In Level, if the Final Level is less than the Initial Level and a Knock-In Event has not occurred, the maximum possible Redemption Amount of the securities is expected to be $1,129.99 (assuming no rounding) per $1,000 principal amount of securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•
THERE ARE RISKS ASSOCIATED WITH THE UNDERLYING — Although shares of the Underlying are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that a fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlying’s investment strategy or otherwise, the Underlying’s investment advisor may add, delete or substitute the equity securities held by such Underlying. Any of these actions could adversely affect the price of the shares of the Underlying and consequently the value of the securities. For additional information about the Underlying, see “The Underlying” in this pricing supplement.

•
RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN A SINGLE INDUSTRY – The stocks comprising the Underlying are concentrated in the real estate industry. The real estate industry is cyclical and has from time to time experienced significant difficulties. The prices of the stocks comprising the Underlying will be affected by a number of factors that may either offset or magnify each other, including:

o	employment levels and job growth;

o	the availability of financing for real estate;

o	interest rates;

o	consumer confidence;

o	the availability of suitable undeveloped land;

o	federal, state and local laws and regulations concerning the development of land, construction, home and commercial real estate sales, financing and environmental protection; and

o	competition among companies which engage in the real estate business.

The difficulties described above could cause or prolong a downturn in the real estate industry generally or regionally and could cause the value of the stocks comprising the Underlying to decline during the term of the securities.

•
RISKS ASSOCIATED WITH REAL ESTATE INVESTMENT TRUSTS WILL AFFECT THE VALUE OF THE SECURITIES – The Underlying is composed of Real Estate Investment Trusts (“REITs”). REITs invest primarily in income producing real estate or real estate related loans or interests. Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the Underlying:

o	a decline in the value of real estate properties;

o	extended vacancies of properties;

o	increases in property and operating taxes;

o	increased competition or overbuilding;

o	a lack of available mortgage funds or other limits on accessing capital;

o	tenant bankruptcies and other credit problems;

o	limitation on rents, including decreases in market rates for rents;

o	changes in zoning laws and governmental regulations;

o	costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems;

o	investments in developments that are not completed or that are subject to delays in completion;

o	risks associated with borrowing;

o	changes in interest rates;

o	casualty and condemnation losses; and

o	uninsured damages from floods, earthquakes or other natural disasters.

The factors above may either offset or magnify each other. To the extent that any of these conditions occur, they may negatively impact a REIT’s cash flow and cause a decline in the share price of a REIT, and, consequently, the Underlying. In addition, some REITs have relatively small market capitalizations, which can increase the volatility of the market price of securities issued by those REITs. Furthermore, REITs are dependent upon specialized management skills, have limited diversification and are, as a result, subject to risks inherent in operating and financing a limited number of projects. To the extent that such risks increase the volatility of the market price of securities issued by REITs, they may also, consequently, increase the volatility of the Underlying.

•
THE PERFORMANCE OF THE UNDERLYING MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX — The Underlying will generally invest in all of the equity securities included in the index tracked by the Underlying (a “Tracked Index”). There may, however, be instances where the Underlying’s investment advisor may choose to overweight a stock in a Tracked Index, purchase securities not included in a Tracked Index that the relevant Underlying’s investment advisor believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques in seeking to track accurately a Tracked Index. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of its Tracked Index. Also, corporate actions with respect to the equity securities included in the Tracked Index (such as mergers and spin-offs) may impact the variance between the Underlying and its Tracked Index. Finally, because the shares of the Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of such Underlying. For these reasons, the performance of the Underlying may not correlate with the performance of its Tracked Index.

•
THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•
EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”).  If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•
SECONDARY MARKET PRICES  — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness.  In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities and hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Underlying, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlying;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities comprising the Underlying;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlying or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•
NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYING — Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlying. The return on your investment is not the same as the total return based on the purchase of the equity securities that comprise the Underlying.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying.

•
ANTI-DILUTION PROTECTION IS LIMITED — The Calculation Agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the Calculation Agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments for a reference fund” in the accompanying product supplement.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlying

The Vanguard REIT ETF (the “Underlying”) was developed by the Vanguard Group (“Vanguard”), and is maintained, published and calculated by Vanguard. Vanguard has no obligation to continue to publish, and may discontinue the publication of, the Underlying at any time.

Information provided to or filed with the SEC by Vanguard Specialized Funds, a registered open-end investment company, pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 002-88116 and 811-03916 through the SEC’s website at http://www.sec.gov. For additional information regarding the Underlying please see the prospectus dated May 27, 2014 for the Vanguard REIT ETF.

We have derived all information contained in this pricing supplement regarding the Underlying, including, without limitation, its composition, method of calculation and changes in its components and its historical closing values, from publicly available information.  This information reflects the policies of, and is subject to change by Vanguard.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Vanguard website at https://investor.vanguard.com/corporate-portal/. Information contained in the website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Neither we nor any of the agents have participated in the preparation of any of the above information or made any due diligence inquiry with respect to the Underlying or Vanguard.  We cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available information described in above) that may affect the level of the Underlying have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events could affect the any amounts payable on the securities and therefore the market value of the securities in the secondary market, if any.

Composition of the Underlying

The Underlying seeks investment results that closely track the return of the MSCI US REIT Index (the “Underlying Index”), which measures the performance of publicly traded equity real estate investment trusts (“REITs”). The Underlying employs a passively managed, full-replication strategy. The inception date of the Underlying was September 23, 2004. As of March 31, 2014, the Underlying covered approximately two-thirds of the U.S. REIT market. The Underlying is listed on NYSE Arca and reported by Bloomberg under the ticker symbol “VNQ.”

Underlying Methodology

Investment Objective

The Underlying seeks to provide a high level of income and moderate long-term capital appreciation by tracking the performance of the Underlying Index.

Principal Investment Strategies

The Underlying employs an indexing investment approach designed to track the performance of the Underlying Index. The Underlying Index is composed of stocks of publicly traded equity REITs. The Underlying attempts to replicate the Underlying Index by investing all, or substantially all, of its assets in the stocks that make up the Underlying Index, holding each stock in approximately the same proportion as its weighting in the Underlying Index.

The MSCI US REIT Index

We obtained all information contained in this pricing supplement regarding the MSCI US REIT Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI, Inc., the index sponsor (“MSCI”). MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI US REIT Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the MSCI US REIT Index in connection with the offer and sale of the securities.

The MSCI US REIT Index (the “Underlying Index”) is a free float‐adjusted market capitalization weighted index that is comprised of equity REIT securities. The Underlying Index covers approximately two-thirds of the U.S. REIT market. REITS in the Underlying Index must have a market capitalization of at least $100 million, with enough shares and trading volume to be considered liquid. The Underlying Index is reported by Bloomberg under the ticker symbol “RMZ.” The Underlying Index is based on the MSCI USA Investable Market Index (“IMI”) (“the Base Index”). At the November 2013 semi-annual index review, MSCI changed the index used to derive the Underlying Index from the MSCI US Investable Market 2500 Index to the Base Index. This change was implemented in order to align the base universe of the Underlying Index with the MSCI Global Investable Market Indexes.

The MSCI USA Investable Market Index (“IMI”)

We obtained all information contained in this pricing supplement regarding the MSCI USA IMI, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI USA IMI at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the MSCI USA IMI in connection with the offer and sale of the securities.

The MSCI USA IMI (the “Base Index”) is a free float-adjusted, capitalization-weighted index that is designed to measure the performance of the large, mid and small cap segments of the U.S. market.  The Base Index is comprised of all the securities included in the MSCI USA Large Cap, MSCI USA Mid Cap and MSCI USA Small Cap Indexes. As of June 30, 2014, the Base Index covers approximately 99% of the free float-adjusted market capitalization in the US.  The Base Index is calculated daily in U.S. dollars and published in real time during market trading hours. As of June 30, 2014, the Base Index’s three largest industries were information technology, financials and health care. The Base Index is reported by Bloomberg under the ticker symbol “MXUSIM.” For more information on the Base Index, please see “The Reference Indices—The MSCI Indices—Global Investable Market Indices Methodology” in the accompanying underlying supplement.

Constructing the MSCI US REIT Index: Defining REITs and the MSCI US REIT Index Eligible REITs

A REIT is a company that in most cases owns and operates income producing real estate assets. Some REITs provide loans to the owners and operators of real estate. To qualify as a REIT under the Internal Revenue Code, a REIT is required to distribute at least 90% of its taxable income to shareholders annually and receive at least 75% of that income from rents, mortgages and sales of property.

MSCI classifies REIT securities into one of the nine REIT sub-industries within the Global Industry Classification Standard (“GICS®”) structure. The REITs sub-industries are part of the real estate industry, real estate industry group and the financials sector. The nine REITs sub-industries aim to represent REITs with the following property type profiles:

•	Diversified REITs
•	Health Care REITs
•	Hotel & Resort REITs
•	Industrial REITs
•	Mortgage REITs
•	Office REITs
•	Residential REITs
•	Retail REITs
•	Specialized REITs

REITs eligible for inclusion in the Underlying Index are REITs that are included in the Base Index, with the exception of:

•	REITs classified in the mortgage REITs sub‐industry; and
•	REITs classified in the specialized REITs sub‐industry that do not generate a majority of their revenue and income from real estate rental and related leasing operations.

Additionally, companies classified under the real estate management & development sub‐industry are not eligible for inclusion in the Underlying Index.

Maintenance of the MSCI US REIT Index

The maintenance of the Underlying Index includes:

•	Semi‐annual index reviews in May and November;
•	Quarterly index reviews in February and August; and
•	Ongoing event‐related changes which are generally implemented in the indexes as they occur.

Semi-Annual Index Reviews and Quarterly Index Reviews

During semi‐annual index reviews and quarterly index reviews, the Base Index is reviewed under the guidelines of the MSCI Global Investable Market Indexes methodology. Changes in the Base Index during index reviews may impact the Underlying Index as follows:

•	Existing constituents of the Underlying Index that are deleted from the Base Index are deleted from the Underlying Index;
•	Eligible equity REIT securities not currently constituents of the Underlying Index that are added to the Base Index are added to the Underlying Index;
•	Changes in the foreign inclusion factors (“FIF”) and number of shares (“NOS”) for securities of the Base Index are also applied to the securities included in the Underlying Index; and
•
When a change in GICS® for an existing constituent of the Base Index to one of the eligible REIT sub‐industries is announced, then provided that the date of such announcement is before the implementation date of the next index review, such constituent may be considered for inclusion in the Underlying Index at such index review.

Ongoing Event-Related Changes

Ongoing event‐related changes in the Base Index are reflected in the Underlying Index at the time of the implementation of the event in the Base Index:

•	Existing constituents of the Underlying Index that are deleted from the Base Index due to corporate events are deleted from the Underlying Index;
•	Eligible equity REIT securities not currently constituents of the Underlying Index that are added to the Base Index due to corporate events are added to the Underlying Index; and
•	Changes in the FIF and NOS for securities of the Base Index due to corporate events are also applied to the securities included in the Underlying Index.

Announcement Policy

The changes to the Underlying Index are typically announced at least ten business days prior to these changes becoming effective. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective, provided that all necessary public information concerning the event is available. In case a “confirmed” announcement needs to be amended, MSCI sends a “correction” announcement with a descriptive text announcement to provide details about the changes made.

Index Calculation

The Underlying Index is calculated using Laspeyres’s principle of a weighted arithmetic average together with the concept of chain-linking. The Underlying Index is a price index calculated and disseminated in U.S. Dollars on a real time basis during market trading hours.

Historical Information

The following graphs set forth the historical performance of the Underlying based on the closing level of the Underlying from January 2, 2009 through July 10, 2014. The closing level of one share of the Vanguard REIT ETF on July 10, 2014 was $75.53. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the Vanguard REIT ETF, see “The Underlying” in this pricing supplement.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,
•	a mutual fund,
•	a tax-exempt organization,
•	a grantor trust,
•	certain U.S. expatriates,
•	an insurance company,
•	a dealer or trader in securities or foreign currencies,
•	a person (including traders in securities) using a mark-to-market method of accounting,
•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or
•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Underlying that are eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below.  For example, if the securities have a term of one year or less, the IRS might assert that the securities constitute short-term debt obligations.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  If the securities have a term of more than one year,  the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above (and subject to the discussion below under “Constructive Ownership Transaction Rules”), if the security provides for the payment of the redemption amount in cash based on the return of the Underlying, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.  If the security provides for the payment of the redemption amount in physical shares or units of the Underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Constructive Ownership Transaction Rules

If the securities have a term of more than one year, under Code section 1260, all or a portion of gain arising from certain “constructive ownership transactions” may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income.  These rules by their terms may apply to any gain derived from the securities.  Code section 1260 also provides that the U.S. Department of the Treasury is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey “substantially all of the economic return” with respect to the applicable reference asset, which in the case of the securities would be all or a portion of the Underlying.  However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to securities that are issued before such regulations.  Thus, although we believe that the securities should not be considered to convey substantially all the economic return with respect to the Underlying, in the absence of regulations, there can be no assurance that the securities would not be so considered or that Code section 1260 would not otherwise apply to the securities.  You should consult with your tax advisors regarding the possible application of the constructive ownership transaction rules to the securities.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after June 30, 2014, may be subject to 30% withholding.

Non-U.S. Holders Generally

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment.  An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, contingent payment debt instrument, or other contractual arrangement.  For payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  A specified ELI is any ELI issued on or after 90 days after the date the proposed regulations are finalized that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract.  If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability.  If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI).  The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to notes that are linked to certain indices or baskets.  The proposed regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

We will treat any portion of a payment or deemed payment on the securities (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  The proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on February 26, 2014, the Chairman of the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2014, or any securities held after December 31, 2019, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Credit Suisse AG

Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on 22 April 1993 and is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by FINMA in Switzerland, is authorized by the Prudential Regulation Authority in the UK and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the UK. CSLB is located at One Cabot Square, London EC14 4QJ, Tel: +44 20 7888 8888. For additional information, see “Credit Suisse AG” in the accompanying product supplement.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the securities for all purposes under the securities.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying underwriting discounts and commissions of up to $2.50 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse